Exhibit 4

DATED 18 May, 2005

BUILD, OPERATE AND TRANSFER ("BOT")

PROJECT AGREEMENT

for

TWELVE WASTE TO ENERGY (WTE) COMBUSTOR MODULES AND ONE WTE PLANT

IN The Republic of Mexico

BETWEEN

International Power Group Ltd.

AND

NAANOVO ENERGY USA, INC.

TABLE OF CONTENTS

Clause Heading Page

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1. Definition of Terms 3

2. The Project 7

3. Construction of the WTE Plants 9

4. Specifications and Operating Parameters 12

5. Construction Timetable 13

6. Testing 13

7. Conditions Precedent 14

8. Operation of the WTE Plants 18

9. Supply of Fuel 20

10. Supply of Electricity 21

11. Fees 22

72. Insurance 23

13. Transfer of Ownership 23

14. Liability 24

15. Force Majeure 25

16. Purchase Price 28

17. Change in Circumstances 29

18. Benefit of Agreement 29

19. Warranty 30

20. Notices 31

21. Dispute Resolution 32

22. Law 32

23. Jurisdiction 32

24. Taxes 33

Schedules Heading Page

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First Schedule Project Scope and Specifications 34

Second Schedule Operating Parameters 41

Third Schedule Penalty of NAANOVO on Delay of

Completion Date 47

Fourth Schedule Specifications for Fuel Supply and

Start Up Electricity 48

Fifth Schedule Transmission Line Specifications 51

Sixth Schedule Electricity Delivery Procedures 52

Seventh Schedule Measurement and Recording of

Electricity 54

Eighth Schedule Delivery of Power and Energy 56

Ninth Schedule Documentary Requirements for

the Effective Date 58

Tenth Schedule Insurance 60

Eleventh Schedule Form of Performance Undertaking 61

Twelfth Schedule Form of Accession Undertaking 63

Thirteenth Schedule Testing Procedures 68

Figures

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Figure 1 Location Plan

Figure 2 Temporary Fence Detail

Figure 3 Scope of Supply

Figure 4 Communication

Figure 5 Injection Fuel Oil Assist &

Control System

Figure 6 Metering

Signature Page 74

KNOW ALL MEN BY THESE PRESENTS

This Agreement is made and entered into by and between:

NAANOVO ENERGY USA, INC.,

a private corporation, duly organized and existing under

the laws of the State of Nevada, USA,

hereinafter referred to as "NAANOVO"

- and -

International Power Group, Ltd.

a publicly traded corporation, duly organized and existing under the laws of the State of Delaware, USA,

hereinafter referred to as "INTERNATIONAL POWER".

RECITALS

WHEREAS NAANNOVO has proprietary modular waste to energy technology with each module capable of combusting 180 tons per day of municipal solid waste (MSW) to below 10% of its original volume and 20% of its original weight while generating a minimum of 6 megawatts of electricity as a byproduct of the process.

AND WHEREAS INTERNATIONAL POWER operates waste to energy plants utilizing municipal solid waste in the Republic of Mexico and is confident it can secure the municipal solid waste tonnage necessary to supply 2160 metric tons per day of waste for energy plants using NAANOVO's technology.

AND WHEREAS NAANOVO and INTERNATIONAL POWER have identified a suitable location for erecting such plants.

AND WHEREAS INTERNATIONAL POWER has made formal presentations to local authorities, in the Republic of Mexico and the City of Ensenada relative to municipal solid waste management and electric utilities, including the power grid and ascertained that all either support or encourage a private or public entity with private funding to proceed to apply for the necessary permits to construct and operate a waste to energy plants in Ensenada as long as it benefits Residents and does not negatively impact the environment, existing industries or the price local residents pay for power.

AND WHEREAS INTERNATIONAL POWER desires to purchase such plants from NAANOVO on the basis that NAANOVO undertake the construction and operation of the plants on a build-operate-transfer (BOT) basis.

AND WHEREAS NAANOVO agrees that it will supply 2160 ton per day waste to energy (WTE) plant, consisting of a total of 12 modules, capable of producing a minimum of 72 megawatts of power to INTERNATIONAL POWER on such basis.

AND WHEREAS NAANOVO and INTERNATIONAL POWER have agreed to proceed with the development of such plants upon the terms and subject to the conditions hereinafter set forth.

AND WHEREAS NAANOVO undertakes to form " International Power de Mexico" (or something thereabouts), a wholly owned subsidiary of International Power in Mexico, incorporated for the special purpose of possessing and operating the WTE plants to be transferred on Transfer Date in its entirety by NAANOVO to INTERNATIONAL POWER in satisfaction of this Agreement.

AND WHEREAS NAANOVO undertakes to alone or with the cooperation of INTERNATIONAL POWER a wholly owned subsidiary in Mexico, incorporated for the special purpose of possessing and operating the WTE plants until the transfer dates, to be called "NAANOVO Mexico WTE S.A." (or something thereabouts), to be transferred on the Transfer Date in its entirety by NAANOVO to INTERNATIONAL POWER in satisfaction of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1. Definition of Terms

1.01 In this Agreement and in the recitals hereto:

"Accession Undertaking" means an agreement in the form substantially set out in the Twelfth Schedule pursuant to which NAANOVO MEXICO WTE S.A. agrees to become a party hereto as therein provided;

"Availability" means the average minimum generating capacity from the time to time of the WTE plants as determined pursuant to the Availability Schedule;

"Availability Schedule" means the schedule of the generating capacity of the WTE plants agreed pursuant to Clause 8.08;

"Capacity Fees" means the fees payable by INTERNATIONAL POWER to NAANOVO in respect of the Contracted Capacity as provided in Clause 11;

"Central Bank" means the Central Bank of The Republic of Mexico;

"Completion Date" means the day upon which NAANOVO certifies that each WTE plant is capable of operating in accordance with the Operating Parameters and has successfully completed its testing;

"Contracted Capacity" shall have the meaning given to it in the Eighth Schedule;

"Co-operation Period" means the period of one (1) year from the later of the Target Completion Dates and the Completion Dates, as the same may be extended from time to time pursuant to the terms hereof;

"Delivery Points" means the metering points referred to in the Seventh Schedule;

"Downtime" shall have the meaning given to it in the Sixth Schedule;

"Effective Date" means the date on which INTERNATIONAL POWER and NAANOVO certify that all the conditions contained in Clauses 7.01, 7.02 and 7.03 have been fulfilled to the satisfaction of INTERNATIONAL POWER in the case of Clause 7.01 and fulfilled or waived to the satisfaction of NAANOVO in the case of Clauses 7.02 and 7.03;

"Force Majeure" shall have the meaning specified in Clause 15.01;

"Forced Outage" shall have the meaning given to it in the Sixth Schedule;

"Forced Outage Hour" shall have the meaning given to it in the Sixth Schedule;

"Fuel Management Agreement" means the agreement to be entered into pursuant to Clause 9 and the Fourth Schedule;

"Fuel Specifications" means the specifications as to the quality and method of storage, supply and delivery of the fuel for the WTE plants described in Clause 9.03 and the Fourth Schedule;

"Fuel Supply Procedures" means the procedures and parameters for the supply and delivery of fuel by INTERNATIONAL POWER described in Clause 9 and the Fourth Schedule;

"International Power de Mexico" means the company that IPG designates as its Mexican operating entity under this Agreement and, for the purpose of this Agreement, both are one and the same.

"Major Overhaul" means, in relation to a turbine, the overhaul as specified by the manufacturer of such turbine;

"Normal Capacity" shall mean 6,000 KW per hour per module or 72,000 KW per hour for the 12 module plant;

"Operating Parameters" means the Operating parameters of the WTE plants described in the Second Schedule;

"Performance Undertaking" means the agreement referred to in Clause 7.03(i);

"Project" means the design, construction, equipping, completion, testing, commissioning and operation of the WTE plants;

"Project Scope" means the scope of the supply of work of NAANOVO in connection with the construction of the WTE plants as described in the First Schedule;

"Site" means the site for the WTE plants described in the First Schedule;

"Specifications" means the specifications of the WTE plants described in the First Schedule;

"Substantial Completion" means the stage in the progress of the plant construction when the plant thereof is sufficiently complete in accordance with this Project Agreement so that INTERNATIONAL POWER can occupy or utilize the plant for its intended use;

"Target Completion Date" means, subject to Clause 5.02, 18 months after the Effective Date for the WTE. No plant will be composed of more than 12 modules;

"Transfer Date" means the day following the last day of the Co-operation Periods; and

"Transmission Line" means the transmission line to be contracted by INTERNATIONAL POWER to connect the plant's substation to the main transmission line that services the institutional purchasers of the electricity generated by the WTE plant, pursuant to Clause 3.06 (iv) and having the specifications set out in the Fifth Schedule.

"WTE plant" means the WTE plant built, or to be built, pursuant to Clause 2.01;

1.02 Any reference in this Agreement to a "Clause" or a Schedule" is a reference to a clause hereof or a schedule hereto.

1.03 In this Agreement:

(i) "$" and "dollar(s)" denote lawful currency of the United States of America;

(ii) "MW" denotes a megawatt;

(iii) "KW" denotes a kilowatt; and

(iv) "KWH" denotes a kilowatt hour.

2. The Project

2.01 INTERNATIONAL POWER shall identify a suitable Site for the project capable of accommodating the construction and operation of a 2160 metric tons per day WTE plant.

2.02 NAANOVO, after determining that the identified Site is physically suitable for the construction and operation of the proposed WTE plant as described in Schedule One, shall, subject to INTERNATIONAL POWER obtaining all necessary permitting for the project, cause the design, development, construction, completion, testing and commissioning of the WTE plant capable of operating at a level within the Operating Parameters and in accordance with the Specifications and the Project Scope.

Subject to as herein provided, all costs of NAANOVO in connection with the building of the WTE plant as provided in Clause 2.01 shall be borne by INTERNATIONAL POWER and INTERNATIONAL POWER shall be responsible for arranging all necessary funding including any available preferential credits. It shall be understood that INTERNATIONAL POWER has engaged Providence Financial LLC to make the necessary arrangements for financing and that this contract is subject INTERNAIONAL POWER obtaining and accepting in writing a firm, irrevocable, written commitment of said financing in a minimum amount of $300 million from Providence Financial LLC and the receipt of said funds by INTERNATIONAL POWER as arranged by Providence Financial LLC or any other source of funding accepted by International Power.

2.03 INTERNATIONAL POWER shall make available the Site to NAANOVO for the purpose of building and operating the WTE plant at no cost to NAANOVO for the period from the Effective Date until the Transfer Date and INTERNATIONAL POWER shall be responsible for the payment of all real estate taxes and assessments, rates and other charges in respect of the Site and the buildings and improvements thereon.

2.04 INTERNATIONAL POWER shall ensure that all necessary access to and from the Site is made available to NAANOVO, its employees, contractors,

subcontractors and advisors and that all necessary utilities as provided in Section V of the First Schedule are made available at the Site as necessary for the construction, testing and commissioning of the WTE plant. If qualified, Mexican (local labor) employees, contractors, subcontractors and advisors will be hired by NAANOVO.

2.05 NAANOVO shall be responsible for the importation and transportation of equipment to the Site, and of visas and work permits for foreign personnel, the recruitment of local labor and compliance with all local and other regulations including the payment of all fees and costs thereof.

2.06 INTERNATIONAL POWER de Mexico shall be responsible for obtaining building, construction, operating and other permits, licenses and approvals for the Project, and shall supply fuel of the required quantity and quality as per the Fourth Schedule and, at the required time for the testing and commissioning of the WTE plant, NAANOVO MEXICO WTE S.A. shall connect the plant's electrical substation to the Transmission Line and INTERNATIONAL POWER de Mexico shall take all electricity generated during testing and commissioning until the end of the Cooperation Period. INTERNATIONAL POWER de Mexico shall bear the expense and the responsibility of providing the transmission line to the site and all utilities as described in Clause 3.06.

2.07 All costs of INTERNATIONAL POWER in connection with its obligations under Clause 2.03, 2.04 and 2.06 shall be borne by INTERNATIONAL POWER de Mexico.

2.08 From the date hereof, until the Transfer Date, NAANOVO shall, directly or indirectly through NAANOVO MEXICO WTE S.A., own the WTE plant and all the fixtures, fittings, machinery and equipment on the Sites used in connection with the WTE plant which have been supplied by it or at its cost from payments received from INTERNATIONAL POWER and it shall operate and manage the WTE plant for the purpose of converting the fuel supplied by INTERNATIONAL POWER de Mexico into electricity.

2.09 Until the Transfer Date, INTERNATIONAL POWER de Mexico shall, at its own cost, supply and deliver all fuel for the WTE plant and shall ensure that all of its fuel contracts with municipalities supplying waste for the WTE plant are sufficient to satisfy the needs of the WTE plant on a sustained and long term basis.

2.10 During the Co-operation Period INTERNATIONAL POWER de Mexico shall ensure the provision of all necessary utilities to the WTE plant as provided in Section VI of the First Schedule.

2.11 On the Transfer Date, all stock in NAANOVO MEXICO WTE S.A. and the WTE plant shall be transferred by NAANOVO to INTERNATIONAL POWER de Mexico without the payment of any compensation other than the payment of all monthly payments due including the hold back payment.

2.12 The parties hereto shall mutually collaborate with each other in order to achieve the objectives of this Agreement and the performance by each of the parties hereto of their respective obligations hereunder.

3. Construction of the WTE plant

3.01 NAANOVO shall be responsible for the design, construction, equipping, completion, testing and commissioning of the WTE plant and shall commence work upon the signing of this Agreement and receiving the Initial 20% Deposit. INTERNATIONAL POWER de Mexico shall be responsible for the permitting of the WTE plant.

3.02 In pursuance of its obligations under Clause 3.01 NAANOVO shall have full right to:

(i) call for tenders and award contracts with or without tender;

() arrange for the preparation of detailed designs and approve or reject the same;

(iii) appoint and remove consultants and professional advisers;

(iv) purchase equipment including the steam turbine;

(v) appoint, organize and direct staff, manage and supervise the Project;

(vi) enter into contracts for the supply of materials and services, including contracts with INTERNATIONAL POWER; and

(vii) do all other things necessary or desirable for the completion of the WTE plants in accordance with the Specifications and generally accepted engineering standards by the Target Completion Date.

3.03 In pursuance of its obligations under Clause 3.01 NAANOVO shall preferentially, where possible, award contracts to Republic of Mexico contractors and suppliers of materials and services provided that, in its opinion, the quality, delivery times, costs, reliability, bonding ability and other terms are comparable to those offered by foreign contractors and/or suppliers.

3.04 INTERNATIONAL POWER shall be entitled at its own cost to monitor the progress and quality of the construction and installation work and for this purpose NAANOVO shall:

(i) ensure that INTERNATIONAL POWER de Mexico and any experts appointed by INTERNATIONAL POWER in connection with the Project are afforded reasonable access to the Site at times to be agreed with NAANOVO provided that such access does not materially interfere with the works comprising the Project or expose any person on the Site to any danger;

(ii) make available for inspection at the Site copies of all plans and designs; and

(iii) within two months of the completion of the WTE Plant, supply INTERNATIONAL POWER with one set of reproducible copies and five sets of white print copies (or equivalent) of all "as built" plans and designs with the restriction that such plans and designs are not to be used in any way by INTERNATIONAL POWER de Mexico, NAANOVO MEXICO WTE S.A. or any company affiliated with INTERNATIONAL POWER for any purpose other than to conduct inspections, regular maintenance and repairs to the WTE plant after the said plant is transferred from NAANOVO in accordance with Clause 2.11.

3.05 NAANOVO:

(i) shall in no way represent to any third party that, as a result of any review by INTERNATIONAL POWER, INTERNATIONAL POWER is responsible for the engineering soundness of the WTE plant; and

(ii) shall, subject to the other provisions of this Agreement, be solely responsible for the economic and technical feasibility, operational capability and reliability of the WTE plant.

3.06 INTERNATIONAL POWER de Mexico shall ensure that all infrastructural requirements and utilities necessary for the completion of the WTE plant are in accordance with the Specifications by the Target Completion Dates are made available in a timely fashion and accordingly shall at its own cost, inter alia:

(i) give vacant possession of the Site to NAANOVO by not later than 30 days after the Effective Date;

(ii) ensure that there is provided to the Site by not later than 30 days after the Effective Dates access roads capable of taking traffic to and from the Site and ensure that the Site is enclosed by a temporary fence as described in the First Schedule;

(iii) ensure that there is provided to the Site at no cost to NAANOVO water, sewer, electricity, telephone, Internet and fax as provided and at the times set out in Section V of the First Schedule; and

(iv) ensure that there is installed and connected a transmission line to the Site switching plant within the Site boundaries for the WTE plant and which is capable of operating within the specifications set out in the Fifth Schedule.

3.07 INTERNATIONAL POWER de Mexico warrants and undertakes that the Site shall be suitable for the construction and operation of the WTE plants including for its construction and operation within all environmental and other federal, province and local laws and regulations.

4. Specifications and Operating Parameters

4.01 The WTE plant shall be constructed and equipped in accordance with the Specifications and Project Scope set out in the First Schedule.

4.02 Following the Completion Date, the WTE plant shall be capable of operating within the Operating Parameters set out in the Second Schedule.

5. Construction Timetable

5.01 The parties shall work together to achieve the timely completion of the plant by the Target Completion Date.

5.02 Target Completion Date is defined in 1.01.

5.03 In the event that, due to the fault of NAANOVO, NAANOVO fails to complete on time the WTE plant as provided in Clause 4.01, NAANOVO shall pay INTERNATIONAL POWER a penalty fee for each day thereafter until the Completion Date as provided in the Third Schedule.

5.04 Upon Substantial Completion of the WTE plant, NAANOVO may certify that the WTE plant has successfully completed its testing and that, accordingly, the Completion Date for that WTE plant has occurred.

6. Testing

6.01 The parties shall meet and agree on procedures, standards, protective settings and a program for the testing of the WTE plant in accordance with the Fourteenth Schedule.

6.02 NAANOVO shall give to INTERNATIONAL POWER not less than 14 days' notice, or such lesser period as the parties hereto may agree, of its intention to commence any testing for the WTE plant.

6.03 During the Co-operation Period, in order to ensure the proper functioning and maintenance of the WTE plant, NAANOVO shall be entitled to require that all systems, including each turbine, be operated or shut down as it deems necessary, but in accordance with any temporary operating permits issued by the appropriate authorities.

6.04 INTERNATIONAL POWER shall ensure that there is made available for any testing supplies of fuel, start up electricity and water in sufficient quantity for the proper carrying out of such testing and of the quality specified in the Schedules hereto.

6.05 The cost of transportation for the fuel to be supplied by INTERNATIONAL POWER pursuant to Clause 6.04 shall be the responsibility of INTERNATIONAL POWER.

6.06 INTERNATIONAL POWER shall ensure that the Transmission Line is installed and connected in time for the first testing to take place in accordance with the agreed program and that it is by such time capable of operating within the specifications set out in the Fifth Schedule.

6.07 INTERNATIONAL POWER and/or its experts shall be entitled to be present at any testing.

6.08 Forthwith upon the completion of any testing NAANOVO shall certify whether or not the WTE plant has satisfied such test and shall provide INTERNATIONAL POWER with a copy of such certificate.

7. Conditions Precedent

7.01 NAANOVO agrees to provide to INTERNATIONAL POWER as soon as possible after executing this document the following items for the WTE plant:

(i) copies of the Memorandum and Articles of Association of NAANOVO, as certified by the company secretary of NAANOVO in a manner satisfactory to INTERNATIONAL POWER;

(ii) copies of resolutions adopted by NAANOVO's Board of Directors authorizing the execution, delivery and performance by NAANOVO of this Agreement certified by the company secretary of NAANOVO in a manner satisfactory to INTERNATIONAL POWER;

(iii) a general contractor's completion/performance bond or guarantee fom a financial institution acceptable to INTERNATIONAL POWER for NAANOVO's obligations under Clause 5; and

(iv) a copy of the Articles of Incorporation of NAANOVO MEXICO WTE S.A. as registered with the applicable Mexican authority, certified by the company secretary in a manner satisfactory to INTERNATIONAL POWER as soon as possible after this company is formed.

7.02 INTERNATIONAL POWER agrees to provide NAANOVO as soon as possible after executing this document the following items in a form and substance satisfactory to NAANOVO, unless this condition or any part of it is waived by NAANOVO:

(i) copies of the Charter and By-Laws of INTERNATIONAL POWER, and of resolutions adopted by its Board of Directors authorizing the execution delivery and performance by INTERNATIONAL POWER of this Agreement, each certified by the corporate secretary of INTERNATIONAL POWER in a manner satisfactory to NAANOVO;

(ii) copies of such consents, licenses, permits, approvals, and registrations by or with any governmental agency or other authority in the USA as may be necessary to ensure the validity and binding effect of this Agreement and to permit the performance by INTERNATIONAL POWER of its obligations under this Agreement;

(iii) a certificate of the corporate secretary of INTERNATIONAL POWER confirming that all necessary corporate and other approvals and actions have been duly obtained and taken for the execution, delivery and performance by INTERNATIONAL POWER of this Agreement;

(iv) a copy of the deed or lease to INTERNATIONAL POWER of the Site, certified by the corporate secretary of INTERNATIONAL POWER in a manner satisfactory to NAANOVO together with the agreement of the lesser, if any, and INTERNATIONAL POWER that, in the event INTERNATIONAL POWER shall fail to pay any rental or perform any of its obligation when due under the said lease, NAANOVO or its assignee shall be entitled, at its sole option, to pay such rental or perform such obligation on behalf and for the account or INTERNATIONAL POWER;

() evidence that the lease or deed referred to in paragraph (iv) above has been recorded in the office of the Register of Deeds or other such office of the applicable land authority and that NAANOVO's interest in the Site has been duly recorded on such lease or deed and in the office of the Register of Deeds; and

() evidence of the approval of INTERNATIONAL POWER to NAANOVO's occupation and use of the Site, as contemplated in this Agreement and at no cost to NAANOVO, from the Effective Date to the Transfer Date.

(vii) evidence of INTERNATIONAL POWER obtaining and accepting in writing a firm, irrevocable, written commitment of said financing in a minimum amount of $300 million from Providence Financial LLC and the receipt of said funds by INTERNATIONAL POWER or arranged by Providence Financial LLC.

7.03 The parties agree as soon as possible after executing this document the following items are received by NAANOVO, each in form and substance satisfactory to NAANOVO:

(i) each of the documents referred to in the Ninth Schedule;

(ii) a Permit to Construct the WTE plants from the NCUAQMD provided by INTERNATIONAL POWER;

(iii) an advice as soon as possible from NAANOVO's primary suppliers that NAANOVO is able to procure the purchase of appropriate equipment, including steam turbines and auxiliaries for the construction of the WTE plants within the time frames anticipated by this Agreement; and

(iv) it is understood that INTERNATIONAL POWER shall not be responsible to ensure that any of the above is received by NAANOVO except as stipulated.

7.04 After execution of this Agreement, if, on or before the date as the parties hereto may agree, the Effective Date has not occurred, INTERNATIONAL POWER shall reimburse and indemnify NAANOVO for all reasonable costs and liabilities incurred by NAANOVO in respect of its obligations under Clause 3; INTERNATIONAL POWER'S obligations under this Clause 7.04 shall be effective only after the 20% deposit, notwithstanding that the Effective Date has not occurred or that all or any of the conditions precedent set out in Clauses 7.01, 7.02 and 7.03 have not been satisfied or waived.

7.05 In the event that the lease or deed referred to in Clause 7.02 (iv), or any of the approvals, consents, registrations, exemptions or other rights, laws or regulations referred to in Clause 7.02, 7.03 or the Ninth Schedule is subsequently terminated, withdrawn, rescinded or amended or any new required extension, approval consent or registration cannot be obtained and as a result thereof the interest of NAANOVO in the Site, theProject or the WTE plant and/or NAANOVO's expectation of its economic return (net of tax or other imposition) on its investment is materially reduced, prejudiced or otherwise adversely affected, then the parties hereto shall meet and endeavor to agree on amendments to this Agreement and if after 60 days no such agreement has been reached the provisions of Clause 17 shall apply.

7.06 INTERNATIONAL POWER and NAANOVO shall meet and jointly certify that this Agreement is no longer conditional and that the Effective Date has occurred.

7.07 If all the conditions set forth in Clauses 3.01, 7.01, 7.02 and 7.03 hereof have not been satisfied within 30 days of the signing of the Agreement, the parties hereto shall meet as soon as possible and endeavor to agree to a new effective date; if no agreement is reached within 90 days of the signing of the Agreement, this Agreement shall, subject to Clause 7.04, be declared automatically cancelled (except as required in respect of Clause 7.04) and the parties shall have no liability with respect to each other except as provided in Clause 7.04.

8. Operation of the WTE Plant

8.01 NAANOVO shall be responsible for the management, operation, maintenance and repair of the WTE plant during the Co-operation Period and shall use its best endeavors to ensure that the WTE plant is in good operating condition and capable of converting fuel supplied by INTERNATIONAL POWER into electricity in a safe and stable manner within the Operating Parameters. NAANOVO shall be compensated as per the Eighth Schedule.

8.02 Notwithstanding Clause 8.01, it is understood and agreed by INTERNATIONAL POWER that in order to undertake necessary overhaul, maintenance, inspection and repair NAANOVO shall be entitled to periods of Downtime as provided in the Sixth Schedule and, by not later than the Completion Date, the parties hereto shall agree to a schedule for Downtime during the course of the succeeding year which shall be revised as provided in the Sixth Schedule.

8.03 NAANOVO undertakes that during the Co-operation Period, subject to the supply of the necessary fuel pursuant to Clause 9 and to the other provisions hereof, it will operate the WTE plant to convert such fuel into electricity in accordance with Clause 10.

8.04 In pursuance of its obligations under Clause 8.01 NAANOVO shall have full right to:

(i) enter into contracts for the supply of materials and services, including, contracts with INTERNATIONAL POWER;

(ii) appoint and remove consultants and professional advisers;

(iii) purchase replacement equipment;

(iv) appoint, organize and direct staff, manage and supervise the WTE plants;

(v) establish and maintain regular inspection, maintenance and overhaul procedures; and

(vi) do all other things necessary or desirable for the running of each WTE plant within the Operating Parameters.

8.05 INTERNATIONAL POWER shall ensure that all infrastructural requirements and utilities necessary for the operation of the WTE plant within the Operating Parameters are made available in a timely fashion and according to the First Schedule.

8.06 INTERNATIONAL POWER and NAANOVO shall, from time to time, meet and discuss and agree on safety guidelines for the operation of the WTE plants within the Operating Parameters and following such agreement NAANOVO shall operate the WTE plant within such safety guidelines.

8.07 NAANOVO shall operate the WTE plant in accordance with all country, local and environmental laws and regulations in force as of the date of this Agreement and shall comply with any changes in such laws and regulations and with any new laws and regulations provided that if to comply with such changes or new laws and regulations except where they would:

(i) result in the WTE plant being unable to operate in accordance with the Specifications or within the Operating Parameters; or

() in the opinion of NAANOVO, result in the interest of NAANOVO in the Site, the Project or the WTE plant and/or NAANOVO's expectation of its economic return (net of tax or other imposition) on its investment being materially reduced, prejudiced or otherwise adversely affected, then the parties shall meet and endeavor to agree on amendments to this Agreement and if after 60 days no such agreement has been reached the provisions of Clause 17 shall apply.

() NAANOVO shall maintain insurance to compensate INTERNATIONAL POWER if during NAANOVO's construction and / or operation of the plant, NAANOVO is unable to comply with changes described in Clause 8.07. NAANOVO's position will also be protected by the completion bond set forth by the construction company hired.

8.08 Availability will be determined by reference to Downtime calculated as provided in the Sixth Schedule and the parties will agree on a schedule of Availability which shall be reviewed from time to time; in agreeing to such Availability Schedule, NAANOVO shall take account the requirements of INTERNATIONAL POWER but in no event shall NAANOVO be obliged to agree to Availability in excess of, or at times other than, that permitted after taking account of Downtime.

9. Supply of Fuel

9.01 Throughout the Co-operation Period INTERNATIONAL POWER shall at all times supply and deliver all MSW fuel and start up electricity required by NAANOVO and necessary for the WTE plant to generate the electricity required to be produced by it pursuant to Clause 10.

9.02 The transportation cost of the fuel to be supplied by INTERNATIONAL POWER pursuant to Clause 9.01 shall be at INTERNATIONAL POWER's expense.

9.03 All fuel and start up electricity to be supplied by INTERNATIONAL POWER shall be of the quality and supplied and delivered in the manner described in the Fourth Schedule.

9.04 All fuel shall be tested as provided in the Fourth Schedule,

and NAANOVO shall, at all times, be entitled to reject any fuel if the results of any test relating to it show that it does not comply with the Fuel Specifications but INTERNATIONAL POWER shall not have any liability to NAANOVO for damage to the WTE plant resulting from the fuel not complying with the Fuel Specifications.

9.05 INTERNATIONAL POWER shall when requested by NAANOVO ensure that at all times the necessary fuel stocks required by NAANOVO are stored within WTE plant or are available for immediate delivery to the Site.

10. Supply of Electricity

10.01 Subject to INTERNATIONAL POWER supplying the necessary fuel and start up electricity pursuant to Clause 9, NAANOVO agrees to convert such fuel into electricity in accordance with the procedures set out in the Sixth Schedule and the Operating Parameters set out in the Second Schedule.

10.02 The quantities of electricity produced by NAANOVO, through NAANOVO MEXICO WTE S.A., shall from time to time during the Cooperation Period be monitored, measured and recorded in accordance with the provisions of the Seventh Schedule. A copy of said results will be delivered to INTERNATIONAL POWER de Mexico.

10.03 NAANOVO shall notify INTERNATIONAL POWER promptly of the occurrence of any event (other than scheduled Downtime) which results or may result in the WTE plant being unable to operate in accordance with the Specifications and within the Operating Parameters.

10.04 The place for delivery of the electricity shall be power substations for each plant where the transmission line is connected.

11. Fees

11.01 From the Completion Date until and including the Month in which the Transfer Date falls, NAANOVO, through NAANOVO MEXICO WTE S.A., and INTERNATIONAL POWER de MEXICO shall split the fees from revenues generated from the power purchase agreement during the Cooperation Period.

11.02 Each Month NAANOVO will deliver to INTERNATIONAL POWER a record of the tonnage of fuel received at the WTE.

11.03 All fees payable to NAANOVO pursuant to this Clause shall be paid together with applicable sales taxes (which shall be separately stated in all invoices).

11.04 INTERNATIONAL POWER shall be responsible for ensuring that the WTE plant tipping fees, calculated as provided in the Eighth Schedule, are identified and properly provided to NAANOVO for the fuel contracts it negotiates for supplying the WTE plant in accordance with Clause 2.09.

11.05 NAANOVO MEXICO WTE S.A. and INTERNATIONAL POWER de MEXICO, INC. shall endeavor to work together to secure interim and or long term power purchase agreements for the electricity to be produced by the WTE plant during and after the Cooperation Period, but INTERNATIONAL POWER de MEXICO is ultimately responsible for negotiating agreements in this regard prior to the Effective Date.

11.06 If any amount payable by INTERNATIONAL POWER hereunder whether in respect of fees or otherwise is not paid on or before the due date INTERNATIONAL POWER shall pay interest thereon, calculated at the rate of Prime plus 2% p.a. from the date upon which it was due until the date upon which such amount is received by NAANOVO.

11.07 All payments made by INTERNATIONAL POWER hereunder shall be made free and clear of and without any deduction for or on account of any set-off, counter claim, tax or otherwise except as required by law or in payment of penalties referred to in Clause 5.03. Any other legitimate offsets INTERNATIONAL POWER or NAANOVO may be entitled to under this agreement will be provided for as per Clause 11.08.

11.08 If INTERNATIONAL POWER or NAANOVO disputes the amount specified in any invoice it shall so inform NAANOVO or INTERNATIONAL POWER within seven (7) days of receipt of such invoice; if the dispute is not resolved by the due date, INTERNATIONAL POWER or NAANOVO shall pay the full amount on or before such date and the disputed amount shall be resolved within fourteen (14) days of the due date for such invoice and any sum refunded to INTERNATIONAL POWER shall be paid together without interest pursuant to Clause 11.06 from the due date of such invoice.

12. Insurance

NAANOVO shall be responsible to ensure that there is effected insurance as provided in the Tenth Schedule and shall provide INTERNATIONAL POWER with copies of all policies of insurance effected by it. Subject to the terms of Articles 15.07 and unless INTERNATIONAL POWER has failed to perform any of its payment obligations hereunder and such failure is continuing, the proceeds of claims against such insurances, except third party liability and workmen's compensation insurance, with respect to damage or other casualty to the WTE plants shall be applied by NAANOVO to the extent necessary to repair or restore the WTE plants to their previous condition.

13. Transfer of Ownership

13.01 Subject to Clause 16, on the Transfer Dates NAANOVO shall make transfer to INTERNATIONAL POWER de MEXICO as in Clause 2.11.

13.02 Six months prior to the Transfer Date, INTERNATIONAL POWER and NAANOVO shall meet and agree to the inventories involved, the mechanics of transfer and security arrangements. NAANOVO shall maintain insurance acceptable to INTERNATIONAL POWER and INTERNATIONAL POWER's recourse for discrepancies between such inventories and the actual fixtures, fittings, plant and equipment shall be through the insurance and not NAANOVO except for the payment of the deductable if it exists.

13.03 The WTE plant and all other equipment transferred pursuant to this Clause 13 shall be transferred on an "as is" basis and any warranties which would otherwise be implied by statute or otherwise, including, without limitation, warranties as to title, fitness for the purpose, the absence of patent or inherent defects, description or otherwise of whatsoever nature shall survive beyond and be enforceable.

13.04 INTERNATIONAL POWER shall be responsible for all costs expenses including legal fees and taxes or duties) incurred in connection with the transfer referred in this Clause 13 and shall at its own cost obtain or effect all governmental and other approvals, licenses, registrations and filings and take such other action as may be necessary for the transfer contemplated in this Clause 13, and reimburse NAANOVO on demand for all such costs and expenses incurred by NAANOVO in respect of such transfer.

14. Liability

14.01 In the event that, in breach of its obligations hereunder, NAANOVO fails to construct the WTE plants, NAANOVO shall reimburse and indemnify INTERNATIONAL POWER for all costs and liabilities incurred by INTERNATIONAL POWER in respect of INTERNATIONAL POWER's obligations under Clause 2 or Clause 3.

14.02 NAANOVO's liability to INTERNATIONAL POWER arising from any breach of this Agreement or otherwise in connection with the design, construction and operation of the WTE plants shall be limited to payments as provided in Clauses 5.03, 5.04 and 14.01 and the penalties as provided in the Eighth Schedule.

14.03 INTERNATIONAL POWER shall indemnify and hold NAANOVO, its officers and employees harmless against any claims of any person who directly or indirectly suffers as a result of an interruption of electricity supply or any other disruption or surge of electricity supply.

14.04 Subject to Clause 14.03, the parties shall mutually and reciprocally hold each other and their respective officers and employees free of and harmless from any claims or suits of any third party.

14.05 Except where otherwise stated in this Agreement, the duties,

obligations and liabilities of the parties hereto are intended to be several and not joint or collective and nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture amongst the parties hereto and each party shall be liable individually and severally for its own obligations under this Agreement.

15. Force Majeure

15.01 No failure or omission to carry out or observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim by any party hereto against any other party hereto or be deemed to be breach of this Agreement if the same shall be caused by or arise out of:

(i) (other than as referred to in paragraph (ii) below), any war, declared or not or hostilities, or of belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation or nationalization, export or import restrictions by any governmental authorities, closing of harbors, docks, canals, or other assistances to or adjuncts of the shipping or navigations of or within any place, rationing or allocation, whether imposed by law, decree or regulation by, or by noncompliance of industry at the insistence of any governmental authority, or fire, unusual flood, earthquake, volcanic activity, storm, lightning, tide (other than normal tides), tidal wave, perils of the sea, accidents of navigation or breakdown or injury of vessels, accidents to harbors, docks, canals, or other assistances to or adjuncts of the shipping or navigation, epidemic, quarantine, strikes or combination of workmen, lockouts or other labor disturbances, or any other event, matter or thing, wherever occurring, which shall not be within the reasonable control of the party affected thereby; or

(ii) war, declared or not or hostilities involving the USA or Mexico, or of belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation or nationalization by or involving the USA or Mexico, export or import restrictions by any governmental, regional or municipal authorities of or within the USA or Mexico, closing of harbors, docks, canals, or other assistances to or adjuncts of the shipping or navigation of or within the USA, rationing or allocation, whether imposed by law, decree or regulation by, or by compliance of industry at the insistence of, any governmental authority of or within the USA or Mexico, or any other event, matter or thing, wherever occurring, which shall be within the reasonable control of INTERNATIONAL POWER or the government of the USA or Mexico or any agency or regional or municipal authority thereof, each of the foregoing events, matters or things being called "Force Majeure" in this Agreement.

15.02 Notwithstanding Clause 15.01, INTERNATIONAL POWER:

() shall not be entitled to claim for itself Force Majeure in respect of any Force Majeure mentioned in sub-paragraph (ii) of Clause 15.01 and INTERNATIONAL POWER must carry insurance for the benefit of NAANOVO; and

(ii) shall not be relieved of its obligation to make payments of Capacity Fees as provided in Clause 11.01 by the occurrence of any Force Majeure mentioned in sub-paragraph (ii) of Clause 16.01 whether affecting INTERNATIONAL POWER or NAANOVO once the WTE plants are in operation.

15.03 The party invoking Force Majeure shall:

(i) notify the other parties as soon as reasonably possible by letter or fax of the nature of the Force Majeure and the extent to which the Force Majeure suspends the affected party's obligations under this Agreement; and

(ii) resume performance of its obligations as soon as possible after the Force Majeure condition no longer exists.

15.04 If Force Majeure applies prior to the Completion Date the parties will meet to discuss a revised timetable for the completion of the Project and if the Force Majeure has applied for a period in excess of 180 days and such Force Majeure is mentioned in sub-paragraph (ii) of Clause 15.01, the provisions of Clause 15.07 shall apply.

15.05 If Force Majeure applies by the occurrence of any Force Majeure mentioned in sub-paragraph (1) of Clause 15.01 during the Co-operation Period, the Co-operation Period shall be extended by a period equal to that during which the effect of the Force Majeure applies provided that if such effect applies for a period in excess of 180 days the parties hereto will meet to discuss the basis and terms upon which the arrangements set out in this Agreement may be continued.

15.06 The parties hereto will consult with each other and take all reasonable steps to minimize the losses of either party resulting from Force Majeure.

15.07 If any event of Force Majeure occurs which causes damage to the Project or the WTE plant and such event or such damage would not ordinarily be insured against by INTERNATIONAL POWER then NAANOVO shall not be obliged to reinstate the WTE plant, or, as the case may be, complete the building of the same, until the parties hereto have agreed upon the terms for such reinstatement or completion in a manner which will ensure that NAANOVO's economic return on its investment is substantially maintained and not prejudiced in any material way and INTERNATIONAL POWER agrees that it shall promptly, and in good faith, enter into discussions with NAANOVO to reach such agreement.

16. Purchase Price

16.01 Upon receipt of payment in full of the agreed purchase price of up to $300,000,000.00 (three hundred million dollars) on or before the Transfer Dates, including the Initial Deposit of 20%, and all draw down payments (to be negotiated before the Effective Dates) and the final hold back of 10% (the terms to be negotiated by the Effective Dates), NAANOVO shall immediately cause the Transfer of the WTE plant pursuant to Clause 13.

16.02 The purchase price in dollars, payable pursuant to Clause 16.01, will be the total amount payable as aforesaid, with the exception of any outstanding amounts owing to NAANOVO during the Cooperation Period pursuant to Clause 11, which shall also be paid within 30 days of the Transfer Date.

16.03 NAANOVO shall warrant that following receipt of the purchase price and upon Transfer of the WTE plant, the WTE plant shall be free from any lien or encumbrance created by NAANOVO.

16.06 In the event that the provisions of Clause 15.04 apply then there shall be deducted from the sum payable pursuant to Clause 16.01 an amount equal to the value, if any, of any insurance proceeds received by NAANOVO in respect of the event leading to the operation of the provisions of Clause 15.04.

17. Change in Circumstances

In the event that as a result of any laws or regulations of the Republic of Mexico, or any agency or other body under the control of the Government of the Republic of Mexico or any regional or municipal authority thereof, coming into effect after the date hereof, or as a result of any such laws or regulations (including any official interpretation thereof which NAANOVO has relied upon in entering into this Agreement) in force at the date hereof being amended, modified or repealed or as a result of an increase in the cost of insurances or inability to renew insurances (unless such increase is due solely to NAANOVO's prior performance in the operation of the WTE plant) the interest of either NAANOVO or INTERNATIONAL POWER in the Site, the Project or the WTE plant and/or NAANOVO's expectation of its economic return (net of tax or other imposition) on its investment is materially reduced, prejudiced or otherwise adversely affected, then the parties hereto shall meet and endeavor to agree to amendments to this Agreement and if after 90 days no such agreement has been reached the Party negatively affected shall be free to pursue its legal remedies in a Court of Law having applicable jurisdiction.

18. Benefit of Agreement

18.01 INTERNATIONAL POWER may not assign or transfer all or any part of its rights, benefits or obligations hereunder Provided that this Clause shall not prevent INTERNATIONAL POWER from merging or consolidating with any other company which is wholly owned by the a parent company, where the surviving entity adopts and becomes fully liable to perform INTERNATIONAL POWER's obligations hereunder.

18.02 NAANOVO may not, subject to Clause 18.03, transfer all or any of its obligations hereunder but may, for the purposes of arranging or rearranging finance for the Project, assign or transfer to any person providing finance to the Project all or any part of its rights and benefits hereunder but not its obligations and INTERNATIONAL POWER shall duly acknowledge any such assignment or transfer of which it is given notice.

18.03 The importation into the Republic of Mexico of all equipment for the Project and all other work in connection with the Project which necessarily has to be performed in the Republic of Mexico and which NAANOVO agrees to be responsible for hereunder shall be carried out by NAANOVO MEXICO WTE S.A. which shall undertake to perform NAANOVO's obligations to perform such work and in consideration of which INTERNATIONAL POWER shall pay fees as provided in Clause 11; NAANOVO MEXICO WTE S.A., in carrying out such work and receiving such fees shall act on its own behalf and for its own benefit, and not as an agent or representative of NAANOVO. For such purpose, NAANOVO, INTERNATIONAL POWER and NAANOVO MEXICO WTE S.A. (whose participation NAANOVO shall procure) shall execute and deliver the Accession Undertaking, upon the effectiveness of which NAANOVO MEXICO WTE S.A. shall become a party hereto without the need for any further action on the part of NAANOVO or INTERNATIONAL POWER and the rights and obligations of INTERNATIONAL POWER and NAANOVO under this Agreement shall be transferred and amended in accordance with the terms of the Accession Undertaking, as if NAANOVO MEXICO WTE S.A. had executed this Agreement as amended by the terms of the Accession Undertaking.

19. Warranty

NAANOVO hereby warrants that neither it nor its representatives have offered any government officer and/or INTERNATIONAL POWER official or employee any consideration or commission for this Agreement nor has it or its representatives exerted or utilized any corrupt or unlawful influence to secure or solicit this Agreement for any consideration or commission; that NAANOVO shall not subcontract any portion or portions of the scope of the work of the Agreement awarded to any official or employee of INTERNATIONAL POWER or to the relatives within the third degree of consanguinity or affinity of INTERNATIONAL POWER officials who are directly or indirectly involved in contract awards or project prosecution and that if any commission is being paid to a private person, NAANOVO shall disclose the name of the person and the amount being paid and that any violation of this warranty shall constitute a sufficient ground for the rescission or cancellation of this Agreement or the deduction from the contract price of the consideration or commission paid without prejudice to the filing of civil or criminal action under anti-graft laws and other applicable laws against NAANOVO and/or its representatives and INTERNATIONAL POWER's officials and employees.

20. Notices

20.01 Unless otherwise stated, each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by fax or letter.

20.02 Any communication or document to be made or delivered by one party to another pursuant to this Agreement shall be made or delivered to that other at its address specified herein or such other address notified by that party to the other parties by giving not less than 15 days notice of such change of address, and shall be deemed to have been made or delivered:

() in the case of any communication made by fax with correct answer back (at the number identified with the relevant party's signature below), when dispatched; and

() in the case of any communication made by letter, when left at that address or otherwise received by the addressee.

20.03 The addresses of the Parties for Notice purposes shall be as follows:

For INTERNATIONAL POWER:

Peter N. Toscano

6 Glory Lane

Sussex, New Jersey 07461-3233

For NAANOVO ENERGY USA, INC.:

c/o James Thomas Morrow, President

Naanovo Energy USA, Inc.

3721 NW Port Avenue

Lincoln City, Oregon, 97367 USA

21. Dispute Resolution

21.01 Throughout the term of this Agreement representatives of the Directors of INTERNATIONAL POWER, NAANOVO and NAANOVO MEXICO WTE S.A. shall meet regularly at not less than quarter-yearly intervals to discuss the progress of the Project and the operation of the WTE plants in order to ensure that the arrangements between the parties hereto proceed on a mutually satisfactory basis.

21.02 The parties hereto agree that in the event that there is any dispute or difference between them arising out of this Agreement or in the interpretation of any of the provisions hereof they shall endeavor to meet together in an effort to resolve such dispute by discussion between them but failing such resolution the Chief Executives of NAANOVO and INTERNATIONAL POWER shall meet to resolve such dispute or difference and the joint decision of such Chief Executives shall be binding upon the parties hereto and in the event that a settlement of any such dispute or difference is not reached pursuant to this sub-clause then the provisions of Clause 23 shall apply.

22. Law

This Agreement shall be governed by and construed in accordance with the laws of the United States of America, State of Florida, Dade County.

23. Jurisdiction

23.01 The parties hereto submit to the non-exclusive jurisdiction of the proper courts of the State of Florida, Dade County for the hearing and determining of any action or proceeding arising out of or in connection with this Agreement.

23.02 To the extent that INTERNATIONAL POWER may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets or revenues such immunity (whether or not claimed) INTERNATIONAL POWER agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

24. Taxes

INTERNATIONAL POWER shall be responsible for the payment of:

(i) all taxes, import duties, fees, charges and other levies imposed by the National Government of the Republic of Mexico or any agency or instrumentality thereof to which NAANOVO or NAANOVO MEXICO WTE S.A. may at any time be or become subject in or in relation to the performance of their obligations under this Agreement.

(ii) all real estate taxes and assessments, rates and other charges in respect of the Site, the buildings and improvements thereon and the WTE plant.

AS WITNESS the hands of the duly authorized representatives of the parties hereto on the 6th day of May, in the year two thousand and five.

FIRST SCHEDULE

PROJECT SCOPE AND SPECIFICATIONS

I. Scope of Agreement

NAANOVO shall be responsible for the design, development, delivery, installation/erection including civil works except for that which INTERNATIONAL POWER shall be required to provide, testing and commissioning of seventeen 180 ton per day WTE modules configured into WTE plants.

II. The Site

The plant each having twelve WTE modules are to be located near the City of Ensenada, BC Norte, Mexico or any other site agreed to by NAANOVO and INTERNATIONAL POWER to be determined on or before the Effective Date. A copy or copies of the registered survey plans for the property shall be attached to this Agreement as figure 1.

INTERNATIONAL POWER will clear and prepare the Sites for occupation and give NAANOVO vacant possession. Any overhead obstructions, e.g., distribution electricity lines, currently running across any Site will be relocated off the Site by INTERNATIONAL POWER and INTERNATIONAL POWER will erect a temporary security fence around the perimeter in accordance with generally accepted construction security standards, as shown in figure 2, to be attached. INTERNAIONAL POWER will provide NAANOVO with specific information regarding potential interferences including height, width, length and locations. INTERNATIONAL POWER will also supply Site drawings with interferences located. NAANOVO will provide cost estimates for utilities and water piping required.

III. Extent of Works/Supply

In pursuance to its obligations under Section I, NAANOVO shall be responsible for:

1. Complete design, development and construction on the Site of the WTE plants based on the final mix of steam and low temperature (LTT) turbine units decided upon by NAANOVO.

2. Civil Works

2.1 Site development including grading, gravel surfacing and drainage of plants.

2.2 Construction of concrete foundations.

2.3 Construction of access road within the Site and permanent fence around the Site.

2.4 Construction of cable trenches.

2.5 Pile driving, if required.

2.6 Construction of waste storage buildings with dumping pits, primary combustor buildings, sound-insulated primary and LTT turbine rooms, office, control room, workshops, lavatories and other utility rooms.

2.7 Construction of yard weigh-scale.

2.8 Any paving in addition to a parking lot and access road and landscaping desired by INTERNATIONAL POWER shall be in accordance with additional costs to be mutually agreed to by NAANOVO and INTERNATIONAL POWER. This work shall be carried out by NAANOVO and paid by INTERNATIONAL POWER above the stipulated purchase price.

3. Electro-Mechanical Works

Supply, installation/erection, tests and commissioning to put into operation the required number of generation units and its corresponding minimum gross aggregate capacity of 6 MW per installed WTE module.

3.1 Steam turbine packages, consisting of the turbine, furnace, boiler, condenser and its auxiliaries, including air intake system, exhaust system, cooling system, lubricating oil system, municipal solid waste fuel system, starting system.

3.2 Generator packages complete with necessary equipment and accessories.

3.3 Electrical equipment; including main and auxiliary transformers; metal clad switchgear, control switchboard; motor control center, including control panels, direct current system complete with battery charger, inverters; required low and high voltage equipment devices and accessories including necessary cables and hardware for interconnection to the switchyard; metering and line protection compatible with the existing power grid system (which will be notified to NAANOVO prior to the Effective Date), to be shown in figure 1 attached.

3.4 The extent of the work and supply of NAANOVO pursuant to 3.3 shall be in accordance with figure 3 attached.

3.5 Required instrumentation indicators, protection, control and automation of steam and LTT turbine units and their auxiliaries, complete with necessary supervisory devices, electronic modules for control and protection, data acquisition system, for safe and reliable operation of the WTE plants.

3.6 Air conditioning system for the protection of electrical equipment and instruments at the local control room.

3.7 Fire protection and alarm systems.

3.8 Instrument air system (if necessary).

3.9 Handling plants for maintenance and repair.

3.10 Miscellaneous electrical works, including lighting, grounding and lightning protection.

3.11 Voice and data communication systems in accordance with figure 4 attached inside the WTE plants and to and from the [ Air Quality Authority ], the details of which will be notified to NAANOVO prior to the Effective Date.

3.72 Injection fuel oil or natural gas control system, for occasional use in maintaining combustor temperature control, including valves and piping systems as shown in figure 5 attached.

3.13 Fire suppression system including emergency water tank, hydrant and piping systems.

3.14 Special tools.

IV Design Criteria

1. Primary Steam Turbine and LTT Unit for Each Module

The primary steam turbine and LTT unit, with a combined capacity of not less than 6MW shall be capable of delivering the said output at mean and extreme Site conditions relative to elevation, ambient air temperature, relative humidity, temperature range and noise level.

2. Fuel

Fuel specifications will be in accordance with the Fourth Schedule.

3. Metering

All primary operating systems and pollution control equipment installed relative to each WTE module will monitored at all times during the operation of each installed WTE module in accordance with acceptable monitoring devices and monitoring schedules, the details of which will be notified to INTERNATIONAL POWER after the completion of preliminary engeneering work and time indicated in figure 6, to be attached.

4. System Fault Level

Must meet local standards and be shown in figure 7, to be attached after preliminary engineering.

5. System Voltage Level

The following items are to be notified to INTERNATIONAL POWER after the Effective Date and after the completion of engineering. Such information will be shown in figure 8, to be attached:

Generator terminal voltage: must meet voltage required by the low side of the transformer to meet high voltage output.

Main transformer:

High Voltage (Nominal): must meet transmission line voltage

. System Frequency: as required by the Mexico electricity

transmission grid.

7. Primary Generators and Accessories

The primary generators shall be designed to match the steam turbine unit for each installed WTE module to assume base and peak operating modes. The following items are to be shown in figure 9, to be attached. After preliminary site engineering, three phase WYE or delta grounded configuration as required, through resistance:

Rated terminal voltage must meet local standards

Rated power factor must meet local standards;

Short circuit ratio (saturated). The measured value of the short circuit ratio at rated MVA and rated voltage shall be not less than required by local standards.

8. Allowable voltage variations

At rated MVA, frequency, power factor and inlet air temperature, the turbine-generator can operate satisfactorily even though the terminal voltage may vary +/- 5% operated value.

V. Utilities During Construction Period

Requirements Time of Supply

Electricity - 750 KW By 30 days after the

3 Phase Supply 220V, Effective Date

Telephone, cable, Internet access and fax

Water and Sewer - 3,000 gallons By 30 days after the

Per day - fresh potable quality Effective Date

3 Portable toilets By 30 days after the

Effective Date

VI. Utilities During Co-operation Period

Requirements Time of Supply

Water  as required for adequate cooling throughout the

Fresh potable quality; Co-operation Period

Sewage piping and storm drains

from the side of the perimeter

fence nearest to the municipal

sewer or storm drain system.

VII. Standard Warranty

With respect to each WTE module installed, NAANOVO shall see to it that all contractors, material and equipment suppliers provide their usual warranties covering defects in performance, workmanship, materials, etc., which shall be notified to INTERNATIONAL POWER on or before the Completion Date, and any failure or defect encountered in the normal operation of each WTE module installed, not otherwise covered by such warranties in whole or in part, will be corrected by NAANOVO for a period of up to seven years after the Transfer Date.

SECOND SCHEDULE

OPERATING PARAMETERS

(All blanks to be filled as soon as possible after execution of this Agreement.)

I. Operating Parameters

NAANOVO MEXICO WTE S.A. shall operate the WTE plant in accordance with the operating criteria and guidelines of this Agreement. Throughout the Cooperation Period, NAANOVO shall cooperate with NAANOVO MEXICO WTE S.A. in establishing operating and emergency plans including but not limited to recovery from a local or widespread electrical blackout; voltage reduction to effect load curtailment and other plans which may arise. NAANOVO shall make technical references available to NAANOVO MEXICO WTE S.A. concerning start-up times and minimum load carrying ability, broken down into:

1. Capacity

Subject to the provisions of Clause 5.04 and 9.06, the capacity of each installed module of the WTE plant shall not be less than 6 MW at normal Site conditions, as measured accumulatively at the generator terminals. This capacity is subject to the provision by INTERNATIONAL POWER of acceptable fuel as defined in the Fourth Schedule. The capacity of each module may be modified if agreed in writing by both NAANOVO and INTERNATIONAL POWER.

2. Frequency Limitation

The following items are to be notified to INTERNATIONAL POWER in figure 10, to be attached after the completion of preliminary engineering work:

The frequency limitations of the steam and low temperature turbines set for continuous operation shall meet local standards.

The under frequency tripping relay shall be set at local standards.

The steam and low temperature turbine over-speed trips shall be set at 10% above normal speed.

3. Normal Voltage

The normal voltage at the high side of the main power transformer shall be determined during preliminary engineering and shown in figure 11, to be attached, with allowance for plus or minus 5 percent.

4. Load Sharing Operation

The units shall operate satisfactorily and without structural damage in daily load sharing from 100 per cent of the Normal Capacity to the minimum capacity of the units depending on the power contract requirements of NAANOVO MEXICO WTE S.A.

5. Normal Operating Capacity

At normal operation mode, except during start up and shut down, the generating units for each module should be capable of being operated as follows:

- Primary turbine and : 3.3 MW per hour

generator

- LTT unit and generator : 2.7 MW per hour

6. Operation Mode

The WTE plants shall be utilized as a base load plant and be expected to be able to operate seven (7) days per week, 24 hours per day, 350 days per year.

7. Variation of Power Load

At any given load, it is estimated that the allowable load change per unit should be not more than that to be determined during preliminary engineering and compatible with local standards. This will be shown in figure 12, to be attached, on a KW per minute basis.

8. Combustion Temperature

The desired combustion temperature of the WTE plants following completion shall be maintained at 1200 (degrees) C (2192 (degrees) F) reckoned at full load condition and normal fuel conditions in accordance with the Certification Tests described in the Fourteenth Schedule. The WTE plants will be tested under different fuel conditions to ensure that automated fuel handling equipment succeeds in maintaining the desired combustion temperature of 1200 (degrees) C (2192 (degrees) F). If results of the Certification Tests show a temperature fluctuations above or below the desired combustion temperature of 1200 (degrees) C (2192 (degrees) F) that exceed operating standards then NAANOVO shall endeavor to correct the fuel handling equipment and/or burner air intake equipment accordingly in order to achieve the desired combustion temperature. Prior to the Completion Dates the parties hereto shall agree on the dates, time and duration for the Certification Tests in accordance with the Fourteenth Schedule. The operating temperature shall be at all times sufficient to safely incinerate PCBs and other toxic waste.

II. Operating Procedures

. CONSISTENCY WITH FUEL DISPOSAL CONTRACTS

During the Cooperation Period, NAANOVO shall control and operate the WTE plant consistent with the requirements of the waste disposal contracts acquired for the WTE plant by INTERNATIONAL POWER.

. ENGINEERING STANDARDS

The WTE plants including, but not limited to, the protective apparatus shall be operated and maintained in accordance with good engineering practices in respect of synchronizing, voltage and reactive power control.

. PROTECTIVE DEVICES

The WTE plants shall be operated with all of its protective apparatus in service whenever the plants are connected to or is operated in parallel with the local grid. Any deviation during the Cooperation Period for brief periods of emergency or maintenance shall only be reported to INTERNATIONAL POWER by mutual agreement.

. INTEGRITY LOSS

If, at any time, INTERNATIONAL POWER has reason to doubt the integrity of any NAANOVO protective apparatus and suspects that such loss of integrity could jeopardize the local grid, NAANOVO shall demonstrate, to INTERNATIONAL POWER's satisfaction, the correct calibration and operation of the equipment in question.

. TESTING OF PROTECTIVE DEVICES.

NAANOVO shall test all protective devices with qualified personnel at intervals during the Cooperation Period not to exceed one (6) months.

. NOTICE OF TESTS.

NAANOVO shall notify INTERNATIONAL POWER at least fourteen (14) calendar days prior to: (1) the initial parallel operation of each NAANOVO generator and (2) testing of all protective apparatus. INTERNATIONAL POWER shall have the right to have a representative present at such times.

. DOWNTIME DURING THE COOPERATION PERIOD

NAANOVO shall have the right at all times during the Cooperation Period to invoke routine and emergency Downtime in order to make adjustments to any of the WTE plant's primary systems and NAANOVO shall make all reasonable efforts to notify INTERNATIONAL POWER in a timely manner of each Downtime, whether occasioned by emergency or for routine purposes.

. DAILY OPERATING REPORT FOR RECORD PURPOSES

During the Cooperation Period, NAANOVO shall keep INTERNATIONAL POWER informed as to the daily operating schedule and generation capability of the WTE plant, including, without limitation to, any Forced Outages.

9. OPERATING AND MAINTENANCE RECORDS.

NAANOVO shall maintain the operating and maintenance records for each generating unit at the WTE plant for the Cooperation Period with records of: real and reactive power production, changes in operating status, outages, protective apparatus operations and any unusual conditions found during routine inspections. Changes in the setting of protective apparatus shall also be logged. In addition, NAANOVO shall maintain records applicable to the WTE plant, including the electrical characteristics of the generators and settings or adjustment of the generator control equipment and protective devices. Such information shall be made available to INTERNATIONAL POWER upon request.

THIRD SCHEDULE

PENALTY OF NAANOVO ON DELAY OF COMPLETION DATE

1. Penalty Formula

The following formula shall apply in computing the amount of penalty to be paid by NAANOVO and/or its general contractor to INTERNATIONAL POWER for failure to complete the construction of the WTE plant on time due to delays:

P = number of days of delay

x ___ tons per day

x $ C/ton

C = tipping fee at landfill plus transportation cost

2. Payment of Penalty

Any penalty amount occasioned by delay of the completion of construction shall be due and payable by NAANOVO on the last day of each calendar month.

. Time for Completion

The time for completion of the construction of the WTE plants shall be as per the Completion Date. NAANOVO shall have no penalty for consideration of INTERNATIONAL POWER having no penalty on Clause 7.04

FOURTH SCHEDULE

SPECIFICATIONS FOR FUEL SUPPLY

1. FULL SUPPLY SPECIFICATIONS

Plant performance may be affected by the composition of the fuel and INTERNATIONAL POWER acknowledges that emissions may vary from international standards and the power output per module may be adversley affected if the BTU/ton is lowered. NAANOVO will use best efforts to optimize both emissions and power output. The fuel may have up to a 4 to 1 ratio of toxic, PCBs and hazardous waste to MSW. The specifications for the Fuel Supply will be as follows:

-Normal municipal solid waste from residential and commercial waste stream;

- Hazardous substances, i.e., batteries, paints and thinners;

- Hospital (red bag) waste;

- Industrial waste;

- No concrete demolition waste;

- No heavy appliances and other large objects, e.g., refrigerators, stoves, dishwashers, bathtubs and toilets;

- Continuous moisture content of not more than 60%;

- Occasional moisture content of not more than 60%;

- No more volume to be delivered in any one day than there is capacity left in the dumping pit and storage room (maximum capacity at any one time is calculated as 3 days of 180 metric tons per day per module. For example if a plant has 12 modules, the maximum capacity is 3 X 12 X 180 = 6,480 metric tons).

2. SUPPLY ARRANGEMENTS AND DELIVERY

INTERNATIONAL POWER and NAANOVO will liaise to prepare weekly fuel schedules showing anticipated times and quantities and composition of fuel to be utilized by the WTE plants and INTERNATIONAL POWER shall be responsible for ensuring the availability of fuel supplies, for the payment therefore and for all arrangements with the suppliers.

3. FUEL STORAGE

INTERNATIONAL POWER will arrange its municipal solid waste contracts in such a manner as to allow for maximum fuel storage at the WTE plants to be utilized at all times. Any over supply which cannot be avoided will be the responsibility of INTERNATIONAL POWER to store outside the Site in sufficient covered plants to ensure that the over supply is not subject to the adverse affects of rain and sunshine and excess moisture is allowed to run off and be collected and disposed of in an environmentally acceptable manner.

4. TESTING

If so required by NAANOVO during the design and the Cooperation Periods, a suitable sample will be taken and analyzed jointly by NAANOVO and INTERNATIONAL POWER to ensure that it meets the specifications as shown above. The laboratory and method used in analyzing the moisture content and caloric value of the fuel will be agreed between NAANOVO and INTERNATIONAL POWER.

5. WEIGHT MEASURING

Accurate weigh scales will be provided by NAANOVO at the Site. As a check, INTERNATIONAL POWER may utilize outside scaling services during the Cooperation Period at its own cost, provided such service is in close proximity to avoid discrepancies associated with the consumption of automotive fuel during transportation. Any discrepancies between the on Site scales and that of an outside service will be analyzed by NAANOVO and INTERNATIONAL POWER as they occur to determine the nature and extent of the outages and an agreed compromise will be settled upon until the on Site scales can be inspected and re-certified by an independent, accredited weights and measures expert.

6. VARIATIONS

NAANOVO and INTERNATIONAL POWER will liaise with one another in estimating the delivery of fuel required in order to make sure NAANOVO MEXICO WTE S.A.'s and INTERNATIONAL POWER's annual, monthly and weekly operating plans are compatible.

7. SECURITY

INTERNATIONAL POWER shall be responsible for all security and safety arrangements in respect of the fuel off Site.

FIFTH SCHEDULE

TRANSMISSION LINE SPECIFICATIONS

(All blanks to be filled as soon as possible after execution of this Agreement.)

1. LOCATION

From the outgoing switching plant within the Site boundaries at _____________________________________________________________________ (to be determined by INTERNATIONAL POWER in accordance with NAANOVO and the agreed upon Site plans on or before the Effective Date).

2. SPECIFICATIONS

The transmission line shall be capable of providing sufficient electricity for testing, commissioning and starting the WTE plant and shall be capable of taking the maximum output of the WTE plant.

3. OTHER

(To be determined and attached as a part of this Schedule.)

SIXTH SCHEDULE

ELECTRICITY DELIVERY PROCEDURES

1. Definition

"Downtime" means the 360 hours NAANOVO MEXICO WTE S.A. is allowed to take during its operation of each WTE plant, within the Cooperation Period, for normal inspection, maintenance, repair and routine overhaul at which time the WTE plant is required to be shutdown and not able to process fuel or generate electricity.

"Forced Outage" is defined as the inability of the WTE plant to process fuel or generate electricity as expected, within the Cooperation Period, due to the fault of NAANOVO;

"Forced Outage Hour" means an hour during the whole of which electricity is not produced due to Forced Outage and not Downtime.

2. Measurement of Power Generated

Measurement of power generated shall be made at the high voltage side of the main power transformer.

3. Notice of Downtime

NAANOVO MEXICO WTE S.A. shall prepare monthly and weekly systems operating plans and in so doing shall notify NAANOVO and INTERNATIONAL POWER with respect to when it expects to incur Downtime.

4. Coordination of Downtime

NAANOVO MEXICO S.A. will coordinate with NAANOVO and INTERNATIONAL POWER to ensure that scheduled Downtime, as far as practicable, does not adversely affect INTERNATIONAL POWER's fuel contracts.

5. Availability Schedule

Whilst the annual, monthly, and weekly system operating plans indicating availability will be prepared by NAANOVO MEXICO S.A. in consultation with NAANOVO, it is agreed that the weekly plan for the following seven days will be the control plan and will be that plan referred to as the "normal operation plan".

6. Normal Operations

Normal operations of the steam and LTT turbines are as defined below:

(1) Operating on a 24 hour, 7 days per week 350 days per year basis in accordance with the weekly normal operations plan as defined in Section 5 above.

(2) Operating with fuel within the specification set out in the Fourth Schedule.

(3) Operating at a combined minimum of 6 MW per hour per installed module within normal operating parameters and with normal Site conditions.

(4) Operating with an adequate supply of water as specified in Section VI of the First Schedule.

(7) Operating frequencies of the system to be within the limits of the Operating Parameters.

(8) Operating at a system voltage to be determined by the Effective Date, plus or minus 5%.

(9) Full access to the Site at all times for materials and personnel.

SEVENTH SCHEDULE

MEASUREMENT AND RECORDING OF ELECTRICITY

1. The meter locations to record the KW and KWH delivered to the grid shall be at the high voltage side of the power transformer.

2. The quantity of power and energy delivered to the grid shall be given by the meters required by the local power authority and agreed to by NAANOVA and INTERNATIONAL POWER.

3. In order to verify the quantity of electricity delivered by NAANOVO MEXICO WTE S.A. to the grid in each Month, INTERNATIONAL POWER and NAANOVO shall at noon or at such other time agreed between INTERNATIONAL POWER and NAANOVO on the twenty fifth day of each month take a photograph of the electricity meters in the Power Station recording the supply of electricity by NAANOVO MEXICO WTE S.A., provided always that if either party shall not be present at the relevant meter or meters at the agreed time, the above mentioned photograph shall be taken by the party present and shall be binding on the party absent.

4. NAANOVO shall supply and install and NAANOVO MEXICO WTE S.A. shall maintain as part of the interconnection plants, meters and related equipment to be utilized for the measurement of electric power and energy in determining the amount that NAANOVO MEXICO WTE S.A. customers will be required to pay pursuant to their power purchase agreements.

5. For the purpose of monitoring the WTE plants' operation, INTERNATIONAL POWER shall have the right to require, at NAANOVO's expense, the installation of metering devices at the generation side which will be specified to NAANOVO prior to the Effective Date.

6. The meters, installed pursuant to 5, above, shall be tested by INTERNATIONAL POWER at its own expense at least twice during the operation of the WTE Plants during the Cooperation Period. Other tests may be conducted at any reasonable time upon request by either party, at the requesting party's expense. If NAANOVO makes such request, NAANOVO shall reimburse said expense to INTERNATIONAL POWER within thirty (30) days after presentation of a bill. INTERNATIONAL POWER's meter test results shall be deemed final and conclusive.

7. The meters and metering transformers shall be in accordance with INTERNATIONAL POWER's specifications.

8. Any metering equipment found to be inaccurate shall be repaired, adjusted, or replaced by INTERNATIONAL POWER at NAANOVO's expense such that the accuracy of said equipment shall be 100%. If metering equipment inaccuracy exceeds plus or minus two percent (2%), the correct amount of energy delivered during the period of said inaccuracy shall be estimated by INTERNATIONAL POWER and agreed by the parties. Adjustment for meter inaccuracy shall cover only the current Month and the Month immediately preceding it.

EIGHTH SCHEDULE

DELIVERY OF POWER

(All blanks to be filled as soon as possible after execution of this Agreement.)

1. OBLIGATIONS OF PARTIES

NAANOVO, through NAANOVO MEXICO WTE S.A., hereby agrees to convert fuel supplied by INTERNATIONAL POWER de MEXICO into electricity and INTERNATIONAL POWER de MEXICO hereby agrees to arrange a power purchase contract for NAANOVO MEXICO WTE S.A. and INTERNATIONAL POWER de MEXICO with a credible customer that will take at the high voltage side of the step-up transformer, the electric power and energy delivered by NAANOVO (through NAANOVO MEXICO WTE S.A.) until the end of the Cooperation Period.

2. CAPACITY PROVISION

NAANOVO, through NAANOVO MEXICO WTE S.A., shall provide the electric power output capacity provided in Section 4 of this Schedule in respect of the combined amount of Normal Capacity, which shall be the actual achieved net Kilowatt (KW) capability of the WTE plants constructed by NAANOVO.

3. DELIVERED POWER

NAANOVO, through NAANOVO MEXICO WTE S.A., shall convert fuel supplied by INTERNATIONAL POWER de MEXICO into electricity and deliver it to the grid for the customer(s) to be arranged by INTERNATIONAL POWER de MEXICO, and these customers by power purchase agreement shall take such electricity from NAANOVO and INTERNATIONAL POWER de MEXICO. The energy delivered shall be paid for as per the power purchase agreement(s) pursuant to terms and conditions similar to those provide in Section 4 of this Schedule.

4. TERMS OF PAYMENT

NAANOVO uses the Co-operation Period for tuning the plant to the available fuel and local conditions and for evaluation of the key module components to ensure that they are operating at their designed capabilities. Consequently, the capacity and delivered power during this period may be less than the guaranteed module output. No penalty shall be assessed against NAANOVO for fuel processing and capacity and delivery of electricity during the Co-operation Period. The Co-operation Period may be as long as one year, but NAANOVO will apply its best effort to make the Co-operation Period as short as possible.

During the Co-operation period, the income earned from the sale of delivered power of electricity to the grid shall be split by NAANOVO and INTERNATIONAL POWER. The monthly cost of the operation and maintenance shall be deducted before the split.

NINTH SCHEDULE

DOCUMENTARY REQUIREMENTS FOR THE EFFECTIVE DATE

1. Financing Documents for:

1.1 any financing to be made by NAANOVO to NAANOVO MEXICO WTE S.A. and for the payment of interest thereon and the payment of the principal thereof;

1.2 any financing made to NAANOVO from domestic or international financial institutions or agencies, for the purpose of repaying any financing extended by NAANOVO or for meeting the balance of the capital requirements of the Project;

2. Documentation evidencing Republic of Mexico Government approval of the employment by NAANOVO MEXICO WTE S.A. of foreign nationals in supervisory, technical and advisory positions throughout the Co-operation Period.

3. Documentation evidencing other national and local approvals as may be necessary to proceed with the Project.

4. Documentation evidencing that, under current Mexican law, remittance of profits and dividends by NAANOVO MEXICO WTE S.A. to NAANOVO during the Cooperation Period will not be subject to double taxation of any nature, regardless of jurisdiction, and in particular there will be no Mexican Withholding Tax in excess of fifteen per cent of the amount remitted.

5. Documentation evidencing the approval by relevant government agencies for the immediate importation into the Republic of Mexico of all equipment, including the steam and LTT turbines, for the WTE plant.

6. A "License to Construct" or similar document issued by the appropriate authority in relation to the Project, confirming that NAANOVO or NAANOVO MEXICO WTE S.A. satisfies all governmental requirements and is authorized to proceed with the construction of the WTE plant, containing conditions acceptable to NAANOVO.

7. Other required licenses or certificates from government agencies allowing NAANOVO or NAANOVO MEXICO WTE S.A. to proceed with the erection and operation of the WTE plant, such that the project may proceed.

TENTH SCHEDULE

INSURANCE

1. INSURANCES DURING CONSTRUCTION

From the Effective Date until the commissioning of the WTE plant, NAANOVO shall, at its own expense, directly or through its general contractor and equipment suppliers, obtain and maintain in force the following insurances:

a. Marine insurance with respect to the plant and equipment to be imported into Mexico shall be provided by the suppliers;

. Performance, completion and liability bonding shall be provided by the general contractor to cover the entire works from any and all kinds of damages arising out of any cause whatsoever including injury or death of persons (including those of INTERNATIONAL POWER) or damages to property caused by the works or by NAANOVO's vehicles, tools and/or equipment or personnel including its sub-contractors; and

. "Workmen's Compensation Insurance" as required by law

will be provided by NAANOVO.

2. INSURANCE DURING COOPERATION PERIOD

During the Cooperation Period, NAANOVO shall at its own expense keep the WTE plant insured against accidental damage from all normal risks and to level normal for prudent operators of plants similar to the WTE plant. In addition, NAANOVO shall secure adequate insurance coverage for its employees as may be required by law.

ELEVENTH SCHEDULE

(If Necessary)

FORM OF PERFORMANCE UNDERTAKING

(All blanks to be filled as soon as possible after execution of this Agreement.)

To: NAANOVO ENERGY INC. ("NAANOVO") and NAANOVO MEXICO WTE S.A.

(NAANOVO MEXICO) and, together with NAANOVO, the "Beneficiaries"

which expression includes each Beneficiary)

Dear Sirs,

We refer to the arrangements for NAANOVO to build plants to be built in the Republic of Mexico recorded in a project agreement dated April 2, 2005 and made between INTERNATIONAL POWER, INC. ("INTERNATIONAL POWER") (which is wholly-owned by us) and NAANOVO and an accession undertaking dated ___________________, whereby NAANOVO MEXICO WTE S.A. was joined as a party to the project agreement (the project agreement, as supplemented by the accession undertaking and as further supplemented and amended from time to time, the "Agreement"). We are fully aware of the terms and conditions of the Agreement.

In order to facilitate these arrangements we hereby confirm that the obligations of INTERNATIONAL POWER under the Agreement carry the full faith and credit of this company and we will see to it that INTERNATIONAL POWER will be able to discharge, at all times, such obligations as they fall due. Such obligations are hereby affirmed and guaranteed by us.

Any dispute, controversy or claim arising out of or relating to this undertaking, or the breach or termination thereof or the failure to pay or the late payment of any sum due shall be settled by Arbitration in Florida in accordance with the Florida Arbitration Rules in force at the date of this undertaking. The appointing authority shall be the presiding Judge of a Dade County Court, Florida, the number of arbitrators shall be three and the language to be used in the arbitral proceeding shall be English. The parties exclude any right of application or appeal to any courts in connection with any question of law arising in the course of arbitration or with respect to any award made.

We wave for ourselves and our assets and revenues to the extent permitted by applicable law any and all immunity from suit, execution or other legal process.

Yours faithfully,

Per: Peter N. Toscano

______________________________ _______________________ _____________

President & C.E.O. Witness Date

International Power Group Ltd.

TWELFTH SCHEDULE

FORM OF ACCESSION UNDERTAKING

(All blanks to be filled as soon as possible after execution of this Agreement.)

THIS ACCESSION UNDERTAKING is made the ____ day of ________ 2005 at ______________

BY

NAANOVO ENERGY USA, INC., a private corporation, duly organized and existing under the laws of the State of Nevada, with its registered office at 5348 Vagas Drive, Las Vagas, Nevada 89108 represented by Eastbiz.com, Inc., who is duly authorized to represent it in this Agreement, hereinafter referred to as "NAANOVO".

INTERNATIONAL POWER GROUP, LTD, a public corporation, duly organized and existing under the laws of the State of Delaware, USA, with its registered office at ________________________________ represented by ______________________, who is duly authorized to represent it in this Agreement, hereinafter referred to as "INTERNATIONAL POWER".

INTERNATIONAL POWER de MEXICO, a private corporation incorporated in Mexico and having its registered office at ___________________________________________ represented by ______________________, who is duly authorized to represent it in this Agreement, hereafter referred to as "INTERNATIONAL POWER de MEXICO".

NAANOVO MEXICO WTE S.A., a private corporation incorporated in the the Republic of Mexico and having its registered office at ___________________________________________ represented by ______________________, who is duly authorized to represent it in this Agreement, hereinafter referred to as "NAANOVO MEXICO".

WHEREAS

(A) This Undertaking is supplemental to a project agreement (the "Project Agreement") dated May 6, 2005 and made between (1) INTERNATIONAL POWER and (2) NAANOVO whereby NAANOVO has agreed to design, build and operate a WTE plant in Mexico and effectively transfer the same to INTERNATIONAL POWER on the Transfer Date (as defined therein).

(B) NAANOVO MEXICO WTE S.A. is a Mexican corporation and a subsidiary of NAANOVO.

(C) It is a condition precedent to the effectiveness of the Project Agreement that the parties hereto enter into this Accession Undertaking.

NOW IT IS HEREBY AGREED as follows:

1. Interpretation

(A) Terms defined in the Project Agreement shall bear the same meaning herein.

(B) This Undertaking shall take effect on the Effective Date.

(C) Clause headings are for ease of reference only.

(D) In this Undertaking, the singular includes the plural and vice versa.

2. Accession of NAANOVO MEXICO

(A) NAANOVO MEXICO shall become a party to the Project Agreement and shall perform and comply with all obligations on the part of NAANOVO under the Project Agreement which necessarily have to be performed in respect of the development, construction and operation of the Project, including the importation into the Republic of Mexico of all equipment for the Project and the operation of the WTE plants and all references to "NAANOVO" in the Project Agreement (including without limitation in Clauses 2, 3, 6, 8, 9, 10, new 11, 72, 14, 15 and 17 thereof) shall be construed to be references to NAANOVO MEXICO to the full extent necessary to give effect to the foregoing.

(B) NAANOVO MEXICO shall perform all obligations on its part under the Project Agreement as if NAANOVO MEXICO were named in the Project Agreement as a party thereto and NAANOVO MEXICO shall be entitled to all the rights, benefits and interest under the Project Agreement as if it were named as a party thereto including (without limitation) the benefits of all warranties and undertakings on the part of NAANOVO and INTERNATIONAL POWER, respectively where so ever applicable.

(C) NAANOVO shall be jointly and severally liable with NAANOVO MEXICO for the performance of the obligations undertaken by NAANOVO MEXICO under Clause 2(A) above, and undertakes to INTERNATIONAL POWER that it shall, promptly upon its receipt of written demand from INTERNATIONAL POWER, perform such obligations in accordance with the provisions of the Project Agreement.

(D) Subject only to the above provisions, the Project Agreement and the respective rights and obligations of the parties thereto under it shall continue in full force and effect.

(E) INTERNATIONAL POWER de MEXICO shall become a party to the Project Agreement and shall perform and comply with all obligations on the part of INTERNATIONAL POWER de Mexico under the Project Agreement.

3. References in the Project Agreement

As from Effective Date, any reference in the Project Agreement to "this Agreement" and any reference, whether express or implied, to a clause or provision of the Project Agreement shall be deemed to be a reference to the Project Agreement and to a clause or provision thereof as hereby supplemented and amended.

4. Assignment

INTERNATIONAL POWER may for the purposes of arranging or rearranging finance for the Project, assign or transfer all or any part of its rights and benefits under the Project Agreement as hereby supplemented and NAANOVO AND NAANOVO MEXICO WTE S.A. shall duly acknowledge any such assignment or transfer of which it is given notice.

5. Law and Jurisdiction

The provisions of Clauses 22, 23 and 24 of the Project Agreement shall apply to this undertaking as if the same were herein repeated in full mutatis mutandis.

NAANOVO ENERGY USA, INC.

By:

/s/Dr. J. Thomas Morrow, President

INTERNATIONAL POWER GROUP, LTD

By:

/s/ Peter N. Toscano, President/CEO

NAANOVO MEXICO WTE S.A.

By:

______________________________________

THIRTEENTH SCHEDULE

TESTING PROCEDURES

I. GUARANTEE TESTS

(1) Purpose of the Guarantee Tests

To demonstrate to INTERNATIONAL POWER that the WTE plant generator outputs are in accordance with the Specifications (the "Guarantee Tests").

(2) Test Conditions

(a) All turbine generating units of the WTE plants will be tested by NAANOVO and the weighted average results compared to the Guaranteed generating capacity described in the Specifications.

(b) The measuring points will be the fuel weigh scales and the electricity billing meters.

(c) The WTE plants are to be tested when the units are in clean condition and the tests will be conducted within 100 hrs. of loaded operation of the unit, or of cleaning, or as agreed between NAANOVO and INTERNATIONAL POWER.

(d) Throughout the Guarantee Tests, measurements will be taken while the WTE plant is operated at maximum continuous rating ("MCR").

(e) If NAANOVO notifies INTERNATIONAL POWER that the WTE plants are to be tested for partial completion (for example, (6.6 MW of primary steam power) then the test conditions above and the test procedures below shall apply to such testing provided that (i) in respect of generating capacity, NAANOVO shall only be required to achieve the minimum capacity which is the object of the test and (ii) in respect of the tested generating capacity, a value in excess of the Guaranteed generating capacity shall not mean a failure of the Guarantee Tests for partial completion if, upon the weighted averaging of the tested generating capacity with the results from the Guarantee Tests for plant completion, such average Tested generating capacity remains within the Guaranteed generating capacity.

(f) If NAANOVO has successfully completed a partial completion test, then the final Guarantee Test for plant completion shall only be in respect of those units tested.

(3) Test Procedures

(a) During testing, both INTERNATIONAL POWER and NAANOVO will make every effort to maintain the frequency, load, power factor and stator voltage steady and as near possible to specified values.

(b) Electrical power output will be measured by a three phase integrating watt hour meter (the Billing meter), calibrated at a laboratory approved by NAANOVO and INTERNATIONAL POWER immediately prior to the tests.

(c) Fuel flow will be measured by the conveyor weight scale. The scale will be calibrated by an approved establishment for the load range and calibration curves will be produced for inspection.

(d) All tests points are to be taken under steady state conditions. Steady-state conditions are assumed to exist when the variation in steam turbine exhaust temperatures and wheelspace temperatures reach a minimum.

(e) When the following fluctuations are exceeded the test results shall be considered by both INTERNATIONAL POWER and NAANOVO to determine whether they are acceptable or not. The term "fluctuation" is intended to mean the difference between the maximum or minimum value of a variable for a single test point and average of the values recorded for that variable at the test point.

(f) The tests will be conducted using normal operating fuel with specifications in accordance with the Fourth Schedule.

(g) Test readings for the Guarantee Tests will be recorded at ten minutes intervals during one hour period after the units have achieved a steady state condition.

(h) Instrumentation

Instruments used to measure performance are all panel instruments unless otherwise mentioned.

Only those measurement items with an asterisk (see Table I) are required for the Guarantee Tests.

Instruments used to measure the quantities required for the Guarantee Tests will be calibrated over their expected operating ranges.

In addition other instruments will be monitored to ensure the units are operated under steady state conditions.

(4) Tolerance

Only output and heat rate at MCR are guaranteed with tolerance.

The measuring tolerance values at MCR are as follows:

Tolerance of output : 1.75%

Tolerance of heat rate : 3.0%

Net Electrical output is measured by the KWh meter on the high voltage side of the generator transformer.

Note: The Tested Plant Net Guaranteed Net Heat Rate is the weighted average of the Tested Plant Net Heat Rates of the Guarantee Tests.

II. Information Tests

(1) Purpose of Information Tests

To provide information only on the operating characteristics of the WTE plant and its performance at various conditions.

(2) Generator Tests

The following tests will be conducted at the time of the Guarantee Tests or as agreed between NAANOVO and INTERNATIONAL POWER.

-----------------------------------------------------------------------------

No. Test items Symbol Remarks

-----------------------------------------------------------------------------

1 Insulation resistance test 0 By a 1.000V megger for

alternator armature windings.

By 500 V megger for field

-----------------------------------------------------------------------------

2 Temperature rise test 0 Temperature rise test

will be made with the

machine operating at

loading condition.

-----------------------------------------------------------------------------

3 Vibration test 0 Vibration will be

measured at

no-load and load.

-----------------------------------------------------------------------------

4 Insulation of bearing 0 Bearing insulation will

be checked at

installation.

-----------------------------------------------------------------------------

(3) Instrumentation

The measurement items which are not asterisked in Table I are to be tested as part of the Instrumentation Tests.

In addition to the measurement items listed in Table I, the following information will also be taken:

(i) Lube oil header pressure and temperature

(ii) Bearing drain temperature

(iii) Wheel space temperature

LOCATION PLAN

Fig. 1

[SURVEY PLAN]

(To be determined by INTERNATIONAL POWER and approved by NAANOVO)

TEMPORARY FENCE DETAIL

Fig. 2

[CHART]

(To be determined by INTERNATIONAL POWER and approved by NAANOVO)

SCOPE OF SUPPLY

Fig. 3

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

COMMUNICATION

Figure 4

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

INJECTION FUEL OIL ASSIST & CONTROL SYSTEM

SCHEMATIC DIAGRAM

Fig. 5

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

METERING

SCHEMATIC DIAGRAM

Fig. 6

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

SYSTEM FAULT LEVEL

Fig. 7

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

SYSTEM VOLTAGE LEVEL

SCHEMATIC DIAGRAM

Fig. 8

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

PRIMARY GENERATORS AND ACCESSORIES

SCHEMATIC DIAGRAM

Fig. 9

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

FREQUENCY LIMITATIONS

SCHEMATIC DIAGRAM

Fig. 10

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

NORMAL VOLTAGE

SCHEMATIC DIAGRAM

Fig. 11

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

VARIATION OF POWER LOAD

SCHEMATIC DIAGRAM

Fig. 72

[CHART]

(To be determined by NAANOVO and approved by INTERNATIONAL POWER)

SIGNATURE PAGE

NAANOVO ENERGY USA, INC.

SIGNED by Dr. J. Thomas Morrow, PE )

for and on behalf of )

NAANOVO ENERGY USA, INC. ) /s/Dr. J. Thomas Morrow

) Dr. J. Thomas Morrow

President & CEO

INTERNATIONAL POWER GROUP, LTD

SIGNED by Peter N. Toscano )

for and on behalf of )

INTERNATIONAL POWER GROUP, LTD ) /s/Peter N. Toscano

) Peter N. Toscano

President & CEO

This Agreement was signed in the presence of:

--------------------------- ---------------------------

Witness Witness

(Naanovo) (INTERNATIONAL POWER)